Exhibit 99.1

Hanger Reports Third Quarter 2020 Financial Results

AUSTIN, Texas, November 4, 2020 - Hanger, Inc. (NYSE: HNGR), a leading provider of orthotic and prosthetic (O&P) patient care services and solutions, today announced its financial results for the third quarter ended September 30, 2020.

Financial Highlights

•	Net revenue was $256.6 million for the three months ended September 30, 2020, compared to $279.6 million for the same period in 2019, reflecting a decrease of 8.2 percent. Net same clinic revenue on a day-adjusted basis declined by 10.3 percent, due primarily to a decrease in patient volumes associated with the COVID-19 pandemic.

•	Net income was $6.8 million for the three months ended September 30, 2020, compared to $5.7 million for the same period in 2019. Income from operations was $13.1 million for the quarter compared to $17.4 million for the same period in 2019.

•	Adjusted EBITDA was $27.9 million in the third quarter of 2020, compared to $32.6 million for the same period in 2019, reflecting a decline of $4.8 million.

•	GAAP diluted earnings per share was $0.18 for the third quarter of 2020, compared to $0.15 per diluted share for the same period in 2019. Adjusted diluted earnings per share was $0.20 for the three months ended September 30, 2020, compared to $0.25 per share for the same period in 2019.

•	On September 30, 2020, the Company had $242.3 million in liquidity, reflecting an increase of $39.6 million as compared with June 30, 2020.

Vinit Asar, President and Chief Executive Officer of Hanger, Inc., stated, "Our patient volumes demonstrated continued recovery in the third quarter, and this, combined with the cost containment measures we took at the start of the pandemic, contributed to a favorable earnings and cash flow performance. Our employees have demonstrated strength and resilience in the face of these difficult times and their actions have positioned us well for 2021."

Complete reconciliations of GAAP to non-GAAP financial measures are provided in the tables located at the end of this press release.

Segment Results for Three Months Ended September 30, 2020

Patient Care Segment

For the three months ended September 30, 2020, Patient Care net revenue was $212.7 million, a decrease of $18.3 million, or 7.9 percent, compared to the same period in 2019. For the three month period, acquisitions of O&P clinics that were consummated in 2019 and 2020 contributed $4.4 million of revenue growth, net of consolidations.

Net same clinic revenue declined by 10.3 percent during the third quarter of 2020 compared to the same quarter in the prior year period. This reflected an improvement from the 18.7 percent decline reported during the second quarter of 2020. While patient care volumes remain lower than the prior year due to the impact of the COVID-19 pandemic, the Company experienced a gradual recovery in patient volumes during the quarter. Excluding acquisitions, net revenue from prosthetics declined 8.9 percent in the quarter and net revenue from orthotics declined 11.8 percent. While the percentage decline in prosthetics revenue as compared with the same periods in 2019 remained relatively consistent in the second and third quarters, revenue from orthotics services recovered significantly in the third quarter and was the primary contributing factor to the improvement in the Company's sequential quarterly revenue performance. Prosthetics comprised 55.5 percent of Patient Care segment net revenue during the third quarter of 2020 as compared to 54.8 percent during the same period in 2019.

During the months of July, August and September 2020, patient volumes decreased by approximately 18 percent, 17 percent and 13 percent, respectively, each as compared with their corresponding prior period in 2019. The average decline in patient appointments for the quarter was 16 percent, an improvement from 33 percent in the second quarter of 2020. As of September 30, 2020, the Company had temporarily closed 22 patient care clinics and another 84 clinics were open for reduced hours or by appointment only.

Income from operations in the Patient Care segment was $32.2 million during the third quarter of 2020, a decrease of $3.9 million compared to the $36.1 million reported in the prior year.

Adjusted EBITDA for the segment was $39.2 million, which reflected a $3.0 million or 7.0 percent decrease. Adjusted EBITDA margin in the segment totaled 18.4 percent compared to 18.3 percent during the third quarter of 2019.

Products & Services Segment

For the three months ended September 30, 2020, Products & Services net revenue totaled $44.0 million, a decline of 9.7 percent compared with the same period in 2019. Revenue from the distribution of O&P componentry declined by $3.9 million, or 10.8 percent, primarily from lower sales volumes due to the COVID-19 pandemic, and to a lesser extent, the Company's decision to exit the distribution of certain low margin off-the-shelf orthotics into third-party channels. Therapeutic solutions revenue declined $0.8 million, or 6.6 percent.

Income from operations for the Products & Services segment remained consistent with the third quarter of 2019 at $5.1 million. Adjusted EBITDA for the Products & Services segment totaled $8.2 million for the third quarter of 2020, a $0.1 million decrease compared with the same period of 2019. Adjusted EBITDA margin in the segment totaled 18.6 percent compared to 16.6 percent during the third quarter of 2019. Products & Services segment margins and earnings were positively affected by lower operating costs associated with temporary labor cost reductions.

Corporate & Other

Expenses associated with corporate and other activities increased by $0.4 million to $24.3 million for the quarter ended September 30, 2020 compared to the same period in 2019. Excluding the effect of depreciation and amortization, non-cash equity-based compensation expense and certain non-recurring expenses, the net cost of corporate and other activities increased by $1.9 million to $19.5 million in the third quarter of 2020.

Net Income; Interest Expense

Interest expense totaled $8.0 million for the three month period ended September 30, 2020, a decrease of $0.9 million from the prior year period.

For the three month period ended September 30, 2020, net income was $6.8 million compared with $5.7 million for the same period in 2019. GAAP diluted income per share was $0.18 compared to $0.15 per share in 2019. Adjusted diluted income per share was $0.20 for the three months ended September 30, 2020, compared to $0.25 per share for the same period in 2019.

Financial Highlights for the Nine Months Ended September 30, 2020

•	Net revenue was $723.8 million for the nine months ended September 30, 2020, compared to $797.2 million for the same period of 2019, reflecting a net revenue decline of 9.2 percent. For the nine month period, acquisitions of O&P clinics that were consummated in 2019 and 2020 contributed $13.4 million of revenue growth, net of consolidations.

•	Patient Care net revenue declined $54.0 million, or 8.3 percent, for the year-to-date period to $598.7 million, while same clinic day-adjusted net revenue per day declined 11.2 percent. Net revenue from prosthetics, excluding acquisitions, decreased 6.6 percent on a day-adjusted basis, while orthotics net revenue, excluding acquisitions, declined by 16.3 percent, also on a day-adjusted basis.

•	Products & Services segment net revenue declined $19.4 million, or 13.4 percent, resulting from a decrease of $16.6 million, or 15.4 percent, in distribution services and a $2.8 million decrease, or 7.5 percent, in net revenue from therapeutic solutions.

•	GAAP net income was $22.1 million for the nine months ended September 30, 2020, compared to $8.8 million for the same period in 2019. GAAP Patient Care segment results for the first nine months of 2020 included a benefit of $20.6 million to other operating costs related to the Company's receipt of CARES Act healthcare provider grants. These grants were received under the Public Health and Social Services Emergency fund, also referred to as The Provider Relief Fund, established by the CARES Act.

•	Adjusted EBITDA of $69.7 million for the first nine months of 2020 was $12.2 million lower as compared to the $81.9 million reported in the prior year period. Adjusted EBITDA excludes the benefit of the CARES Act healthcare provider grants. The decline in Adjusted EBITDA is a result of lower patient volumes during March through September 2020 associated with the COVID-19 pandemic, partially offset by temporary cost reduction measures in personnel costs and other expense.

•	For the nine months ended September 30, 2020, GAAP diluted earnings per share was $0.57 compared to $0.23 per share in 2019. Adjusted diluted earnings per share was $0.27 for the first nine months of 2020, compared to $0.45 per share for the same period in 2019.

Net Cash Provided by Operating Activities and Liquidity

Cash flows provided by operating activities for the three months ending September 30, 2020 were $45.2 million compared to $23.5 million for the same period in 2019. In addition to other factors, the Company benefited from improvements in cash collections during the third quarter of 2020 as its days sales outstanding decreased by four days to 43 days as of September 30, 2020 from 47 days on September 30, 2019.

On September 30, 2020, the Company had liquidity of $242.3 million, comprised of $147.5 million in cash and cash equivalents, and $94.8 million in available borrowing capacity under its revolving credit facility. This compares to total liquidity of $202.7 million on June 30, 2020.

Outlook Regarding the Effects of the COVID-19 Pandemic on Prospective Results

Beginning in April 2020, in response to the COVID-19 pandemic, the Company made certain changes to its operations, implemented a broad number of cost reduction measures, and temporarily delayed certain capital investment projects. Salaries for exempt employees were initially reduced by an average of 32 percent in April 2020. As volumes began to improve, one-third of this reduction was reinstated in June 2020, a further one-third was reinstated during July 2020, and the final outstanding 11 percent reduction in wages was reinstated at the end of the third quarter. The Company also commenced the gradual reduction of employee furloughs in June 2020 and completed the majority of these temporary furloughs at the end of the third quarter of 2020.

The restoration of these temporary salary reductions had the effect of increasing the Company's operating costs during the third quarter of 2020 as compared with the second quarter of 2020. The final one-third restoration will result in a further increase in personnel expenses for the fourth quarter of 2020 to levels that will approximate pre-pandemic amounts.

Management believes the remaining length and intensity of the pandemic is uncertain as is its future impact on patient volumes. Given the continuing uncertain and material effects the COVID-19 pandemic will likely have on prospective results, the Company is not providing guidance as to its anticipated financial results for the current year.

Conference and Webcast Details

The Company’s management team will host a conference call tomorrow, Thursday, November 5, at 8:30 a.m. Eastern time to discuss the Company’s third quarter 2020 financial results and business outlook.

To participate, dial 844-750-4896 or 412-317-5292 outside the U.S. and Canada, and ask to be joined into the Hanger, Inc. call. A live webcast, replay of the call and earnings release, will be available on the Company’s Investor Relations website: www.investor.hanger.com/financial-reporting.

Additional Notes

A reconciliation of GAAP and non-GAAP financial results is included in the tables provided at the back of this press release. The Company has provided certain supplemental key statistics relating to its results for certain prior periods. These key statistics are non-GAAP measures used by the Company’s management to analyze the Company’s business results that are being provided for informational and analytical context.

Accompanying supplemental information will be posted to the Investor Relations section of Hanger’s web site at www.hanger.com/investors.

About Hanger, Inc. - Hanger, Inc. (NYSE: HNGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market. Hanger's Patient Care segment is the largest owner and operator of O&P patient care clinics with approximately 800 locations nationwide. Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. With nearly 160 years of clinical excellence and innovation, Hanger's vision is to lead the orthotic and prosthetic markets by providing superior patient care, outcomes, services and value. For more information on Hanger, visit https://investor.hanger.com.

This earnings release contains statements that are forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts” or similar words. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. We believe these assumptions are reasonable, but you should understand that these statements are not guarantees of performance or results, and our actual results could differ materially from those expressed in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent releases or reports. These statements involve risks, estimates, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in these statements and elsewhere in this release. These uncertainties include, but are not limited to, the financial and business impacts of COVID-19 on our operations and the operations of our customers, suppliers, governmental and private payers and others in the healthcare industry and beyond; federal laws governing the health care industry; governmental policies affecting O&P operations, including with respect to reimbursement; failure to successfully implement a new enterprise resource planning system or other disruptions to information technology systems; the inability to successfully execute our acquisition strategy, including integration of recently acquired O&P clinics into our existing business; changes in the demand for our O&P products and services, including additional competition in the O&P services market; disruptions to our supply chain; our ability to enter into and derive benefits from managed-care contracts; our ability to successfully attract and retain qualified O&P clinicians; and other risks and uncertainties generally affecting the health care industry. For additional information and risk factors that could affect the Company, see its Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended September 30, 2020, each as filed with the Securities and Exchange Commission. The information contained in this press release is made only as of the date hereof, even if subsequently made available by the Company on its website or otherwise.

SOURCE Hanger, Inc.

Investor Relations Contacts:

Thomas Kiraly, Executive Vice President and Chief Financial Officer, Hanger, Inc.

512-777-3600

tkiraly@hanger.com

Seth Frank, Vice President, Treasury and Investor Relations, Hanger, Inc.

512-777-3573

sfrank@hanger.com

###

Table 1

Hanger, Inc.

Condensed Consolidated Statements of Operations

(Unaudited - in thousands, except share and per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenues	$256,637	$279,638	$723,810	$797,155
Material costs	81,462	92,034	228,675	261,810
Personnel costs	89,727	94,594	252,734	272,795
Other operating costs (a)	29,935	32,771	74,098	100,067
General and administrative expenses	31,371	29,834	91,618	87,474
Professional accounting and legal fees	2,264	3,629	7,409	9,576
Depreciation and amortization	8,803	9,373	26,513	26,906
Income from operations	13,075	17,403	42,763	38,527
Interest expense, net	8,013	8,954	24,918	25,973
Non-service defined benefit plan expense	158	173	474	519
Income before income taxes	4,904	8,276	17,371	12,035
(Benefit) provision for income taxes	(1,911)	2,585	(4,750)	3,260
Net income	$6,815	$5,691	$22,121	$8,775

Basic and Diluted Per Common Share Data:
Basic earnings per share	$0.18	$0.15	$0.58	$0.24
Weighted average shares used to compute basic earnings per common share	38,133,598	37,349,144	37,878,753	37,218,234
Diluted earnings per share	$0.18	$0.15	$0.57	$0.23
Weighted average shares used to compute diluted earnings per common share	38,637,536	37,986,860	38,491,965	37,921,767

(a) For the nine months ended September 30, 2020, Hanger recognized approximately $20.6 million of income within other operating costs related to grant proceeds received under the CARES Act.

Table 2

Hanger, Inc.

Condensed Consolidated Balance Sheets

(Unaudited - in thousands)

	As of September 30,	As of December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$147,510	$74,419
Accounts receivable, net	121,409	159,359
Inventories	74,108	68,204
Income taxes receivable	5,945	—
Other current assets	14,489	13,673
Total current assets	363,461	315,655
Non-current assets:
Property, plant, and equipment, net	86,637	84,057
Goodwill	271,701	232,244
Other intangible assets, net	19,106	17,952
Deferred income taxes	70,489	70,481
Operating lease right-of-use assets	125,577	110,559
Other assets	15,710	11,305
Total assets	$952,681	$842,253

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$27,791	$8,752
Accounts payable	63,630	48,477
Accrued expenses and other current liabilities	72,434	55,825
Accrued compensation related costs	63,511	61,010
Current portion of operating lease liabilities	32,932	34,342
Total current liabilities	260,298	208,406

Long-term liabilities:
Long-term debt, less current portion	493,600	490,121
Operating lease liabilities	106,405	88,418
Other liabilities	60,077	45,804
Total liabilities	920,380	832,749

Shareholders’ equity:
Common stock	383	376
Additional paid-in capital	363,082	354,326
Accumulated other comprehensive loss	(20,400)	(12,551)
Accumulated deficit	(310,068)	(331,951)
Treasury stock, at cost	(696)	(696)
Total shareholders’ equity	32,301	9,504
Total liabilities and shareholders’ equity	$952,681	$842,253

Table 3

Hanger, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited - in thousands)

	For the Nine Months Ended September 30,
	2020	2019
Cash flows provided by operating activities:
Net income	$22,121	$8,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,513	26,906
Provision for doubtful accounts	629	284
Share-based compensation expense	15,565	10,089
Deferred income taxes	2,067	(723)
Amortization of debt discounts and issuance costs	1,564	1,202
Gain on sale and disposal of fixed assets	(729)	(1,200)
Changes in operating assets and liabilities:
Accounts receivable, net	39,531	1,914
Inventories	(3,834)	(6,310)
Other current assets and other assets	(3,115)	(1,769)
Income taxes	(6,814)	2,613
Accounts payable	12,912	(1,751)
Accrued expenses and other current liabilities	6,914	(2,144)
Accrued compensation related costs	2,339	(15,583)
Other liabilities	8,016	(1,736)
Operating lease liabilities, net of amortization of right-of-use assets	1,559	(622)
Net cash provided by operating activities	125,238	19,945
Cash flows used in investing activities:
Acquisitions, net of cash acquired	(16,854)	(31,585)
Purchase of property, plant, and equipment	(19,352)	(20,262)
Purchase of therapeutic program equipment leased to third parties under operating leases	(3,194)	(5,165)
Proceeds from sale of property, plant, and equipment	1,578	2,181
Purchase of company-owned life insurance investment	(250)	—
Net cash used in investing activities	(38,072)	(54,831)
Cash flows used in financing activities:
Borrowings under revolving credit agreement	79,000	—
Repayment of borrowings under revolving credit agreement	(79,000)	—
Repayment of term loan	(3,788)	(3,788)
Payment of employee taxes on share-based compensation	(6,841)	(3,710)
Payment on seller notes	(2,200)	(2,688)
Payments of financing lease obligations	(521)	(344)
Payments under vendor financing arrangements	(550)	—
Payment of debt issuance costs	(214)	—
Proceeds from the exercise of options	39	249
Net cash used in financing activities	(14,075)	(10,281)
Increase (decrease) in cash and cash equivalents	73,091	(45,167)
Cash and cash equivalents at beginning of period	74,419	95,114
Cash and cash equivalents at end of period	$147,510	$49,947

Table 4

Hanger, Inc.

Segment Information: Revenue, EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the Coronavirus Aid, Relief and Economy Security Act ("CARES Act") and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net Revenue (a)
Patient Care	$212,664	$230,931	$598,706	$652,700
Products & Services	43,973	48,707	125,104	144,455
Net revenue	$256,637	$279,638	$723,810	$797,155

EBITDA (b)
Patient Care	$37,024	$41,073	$116,483	$107,658
Products & Services	7,754	7,834	20,842	21,995
Corporate & Other	(22,900)	(22,131)	(68,049)	(64,220)
EBITDA (Non-GAAP)	$21,878	$26,776	$69,276	$65,433

Adjusted EBITDA (b)
Patient Care	$39,209	$42,160	$100,728	$110,929
Products & Services	8,157	8,070	21,784	22,721
Corporate & Other	(19,505)	(17,594)	(52,860)	(51,761)
Adjusted EBITDA (Non-GAAP)	$27,861	$32,636	$69,652	$81,889

(a) Excludes intersegment revenue.

(b) EBITDA and Adjusted EBITDA are "Non-GAAP" measures. Please refer to both Table 6 and Table 7 for a reconciliation of these measures to GAAP net income.

Table 5

Hanger, Inc.

Reconciliation of Net Income and Earnings Per Share to

Adjusted Net Income and Adjusted Earnings Per Share

(Unaudited - in thousands, except share and per share amounts)

Earnings Per Share (or “EPS”) is defined as net income divided by our basic or diluted common shares during the applicable period. Adjusted EPS is defined as EPS adjusted for certain equity-based compensation charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act, and certain other charges.

We utilize Adjusted EPS to assess our operating and financial performance. We believe that this measure enhances a user’s understanding of normal operating results excluding certain charges.

Adjusted EPS is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of Adjusted EPS is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. Adjusted EPS may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income - as reported (GAAP)	$6,815	$5,691	$22,121	$8,775

Adjustments:
Modification of equity awards (a)	—	—	5,869	—
Amortization expense	1,797	1,561	5,071	3,917
Third-party professional fees	—	2,136	1,639	5,530
Acquisition-related expenses	33	350	405	848
Hanger supply chain implementation costs	376	—	806	—
Severance expenses	3,015	—	3,015	(11)
Proceeds from grants under the CARES Act	(43)	—	(20,576)	—
Adjustments prior to tax effect	$5,178	$4,047	$(3,771)	$10,284
Tax effect of specified adjustments (b)	(4,331)	(373)	(8,014)	(2,097)
Adjustments after taxes	847	3,674	(11,785)	8,187
Adjusted net income (Non-GAAP)	$7,662	$9,365	$10,336	$16,962

Basic earnings per share - as reported (GAAP)	$0.18	$0.15	$0.58	$0.24
Effect of above listed specified adjustments	0.02	0.10	(0.31)	0.22
Adjusted basic earnings per share - as reported (Non-GAAP)	$0.20	$0.25	$0.27	$0.46

Diluted earnings per share - as reported (GAAP)	$0.18	$0.15	$0.57	$0.23
Effect of above listed specified adjustments	0.02	0.10	(0.30)	0.22
Adjusted diluted earnings per share - as reported (Non-GAAP)	$0.20	$0.25	$0.27	$0.45

Shares used to compute basic earnings per share	38,133,598	37,349,144	37,878,753	37,218,234
Shares used to compute diluted earnings per share	38,637,536	37,986,860	38,491,965	37,921,767

(a) Modification of equity awards reflect a non-recurring charge in the second quarter of 2020 for incremental equity-based compensation expense under ASC 718, Stock Compensation, related to the modification of certain equity awards granted in 2017.

(b) “Tax effect of specified adjustments” reflects the difference between the Company's effective provision for taxes and the application of a combined federal and state statutory tax rate of 24% for the 2020 and 2019 periods to the Company's earnings from operations before taxes, after the incorporation of the identified adjustments above.

Table 6

Hanger, Inc.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Net income - as reported (GAAP)	$6,815	$5,691	$22,121	$8,775

Adjustments to calculate EBITDA:
Depreciation and amortization	8,803	9,373	26,513	26,906
Interest expense, net	8,013	8,954	24,918	25,973
Non-service defined benefit plan expense	158	173	474	519
(Benefit) provision for income taxes	(1,911)	2,585	(4,750)	3,260
Adjustments - net income to EBITDA	15,063	21,085	47,155	56,658
EBITDA (Non-GAAP)	21,878	26,776	69,276	65,433

Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	2,136	1,639	5,530
Equity-based compensation (a)	2,602	3,374	15,087	10,089
Acquisition-related expenses	33	350	405	848
Hanger supply chain implementation costs	376	—	806	—
Severance expenses	3,015	—	3,015	(11)
Proceeds from grants under the CARES Act	(43)	—	(20,576)	—
Further adjustments - EBITDA to Adjusted EBITDA	5,983	5,860	376	16,456
Adjusted EBITDA (Non-GAAP)	$27,861	$32,636	$69,652	$81,889

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 7

Hanger, Inc.

Segment Reconciliation of Income From Operations to EBITDA and Adjusted EBITDA

(Unaudited - in thousands)

EBITDA is defined as operating income before depreciation and amortization. Adjusted EBITDA is defined as operating income before certain charges, third-party professional fees in excess of normal amounts incurred in connection with our financial statement remediation, expenses associated with equity-based compensation, severance expenses, certain expenses incurred in connection with our acquisitions, proceeds received from grants under the CARES Act and certain other charges.

We use EBITDA and Adjusted EBITDA as measures to assess the relative level of our indebtedness and our compliance with certain debt covenants which are based on these measures. Additionally, we utilize these measures to assess our operating and financial performance. We believe that these measures enhance a user’s understanding of normal operating income excluding certain charges, depreciation and amortization.

Neither EBITDA or Adjusted EBITDA are measures of financial performance computed in accordance with Generally Accepted Accounting Principles (“GAAP”) and should not be considered in isolation nor as a substitute for operating income, net income, cash flows from operations, or other statement of operations or cash flow data prepared in conformity with GAAP, or as a measure of profitability or liquidity. In addition, the calculation of EBITDA and Adjusted EBITDA is susceptible to varying interpretations and calculations, and the amounts presented may not be comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA may not be indicative of historical operating results, and we do not intend these measures to be predictive of future results of operations.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Patient Care
Income from operations - as reported (GAAP)	$32,238	$36,130	$102,394	$93,661
Depreciation & amortization	4,786	4,943	14,089	13,997
EBITDA (Non-GAAP)	37,024	41,073	116,483	107,658
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	925	1,087	3,181	3,282
Hanger supply chain implementation costs	263	—	600	—
Severance expenses	1,040	—	1,040	(11)
Proceeds from grants under the CARES Act	(43)	—	(20,576)	—
Further adjustments - EBITDA to Adjusted EBITDA	2,185	1,087	(15,755)	3,271
Adjusted EBITDA (Non-GAAP)	39,209	42,160	100,728	110,929

Products & Services
Income from operations - as reported (GAAP)	5,121	5,111	12,959	14,133
Depreciation & amortization	2,633	2,723	7,883	7,862
EBITDA (Non-GAAP)	7,754	7,834	20,842	21,995
Further adjustments to calculate Adjusted EBITDA:
Equity-based compensation	244	236	690	726
Hanger supply chain implementation costs	113	—	206	—
Severance expenses	46	—	46	—
Further adjustments - EBITDA to Adjusted EBITDA	403	236	942	726
Adjusted EBITDA (Non-GAAP)	8,157	8,070	21,784	22,721

Corporate & Other
Loss from operations - as reported (GAAP)	(24,284)	(23,838)	(72,590)	(69,267)
Depreciation & amortization	1,384	1,707	4,541	5,047
EBITDA (Non-GAAP)	(22,900)	(22,131)	(68,049)	(64,220)
Further adjustments to calculate Adjusted EBITDA:
Third-party professional fees	—	2,136	1,639	5,530
Equity-based compensation (a)	1,433	2,051	11,216	6,081
Acquisition related expenses	33	350	405	848
Severance expenses	1,929	—	1,929	—
Further adjustments - EBITDA to Adjusted EBITDA	3,395	4,537	15,189	12,459
Adjusted EBITDA (Non-GAAP)	(19,505)	(17,594)	(52,860)	(51,761)
Total Adjusted EBITDA (Non-GAAP)	$27,861	$32,636	$69,652	$81,889

(a) Equity- based compensation expense includes an incremental charge in the second quarter of 2020 under ASC 718, Stock Compensation of approximately $5.9 million related to the modification of certain equity awards granted in 2017.

Table 8

Hanger, Inc.

Indebtedness

(Unaudited - in thousands)

	As of September 30,	As of December 31,
	2020	2019
Debt:
Term Loan B	$492,375	$496,163
Revolving credit facility	—	—
Seller notes	29,208	9,005
Deferred payment obligation	4,000	—
Finance lease liabilities and other	3,606	2,033
Total debt before unamortized discount and debt issuance costs	529,189	507,201
Unamortized discount and debt issuance costs, net	(7,798)	(8,328)
Total debt	$521,391	$498,873

Current portion of long-term debt:
Term Loan B	$5,050	$5,050
Seller notes	21,893	3,175
Finance lease liabilities and other	848	527
Total current portion of long-term debt	27,791	8,752
Long-term debt	$493,600	$490,121

Net indebtedness:
Total debt before unamortized discount and debt issuance costs	$529,189	$507,201
Cash and cash equivalents	(147,510)	(74,419)
Net indebtedness	$381,679	$432,782

Table 9

Hanger, Inc.

Key Operating Metrics

	As of and For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Same clinic revenue:
(Decline) growth rate on net revenue	(10.3)%	3.7%	(10.7)%	1.8%
(Decline) growth rate day adjusted (a)	(10.3)%	2.1%	(11.2)%	1.8%

Clinical locations:
Patient care clinics	704	695
Satellite clinics	110	106
Total clinical locations	814	801

(a) Same Clinic Revenue per Day - Same Clinic Revenue per Day normalizes revenue for the number of days a clinic was open in each comparable period. These measures are both non-GAAP and unaudited.